Exhibit 10

                        CONFIDENTIAL TREATMENT REQUESTED

     Confidential Portions of This Agreement Which Have Been Redacted Are Marked With Brackets ([***]). The Omitted Material Has Been Filed Separately With The Securities And Exchange Commission.

                       MANUFACTURING AND SUPPLY AGREEMENT

     THIS MANUFACTURNG AND SUPPLY AGREEMENT (the "Agreement" ) is made and entered into this 21st day of January, 2001 (the "Effective Date"), by and between FIRST HORIZON PHARMACEUTICAL CORPORATION ("Horizon") and MIKART, INC. ("Mikart"). Mikart is a Georgia corporation with its principal place of business at 1750 Chattahoochee Avenue, Atlanta, Georgia 30318. Horizon is a Delaware corporation with its principal place of business at 660 Hembree Parkway, Suite 105, Roswell, Georgia 30076.

                                   BACKGROUND:

     Subject to the terms and conditions contained in this Agreement, Horizon desires to engage Mikart to manufacture the "Product" (as hereinafter defined) for commercial distribution by Horizon, and Mikart desires to accept such appointment.

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, Ten Dollars ($10.00) in hand paid, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     The following words, terms and phrases, when used herein, shall have the following respective meanings:

     1.1 "Approval Date" shall mean the date on which the FDA issues as approval letter granting approval of an NDA or sNDA for the Product.

     1.2 "Batch" shall mean [***] liters of the Product unless otherwise specified by Horizon.

     1.3 "cGMP" and "current Good Manufacturing Practices" shall mean the regulatory standards and the principles and guidelines of good manufacturing practice, as in effect from time to time, relating to the manufacture of medicinal products including, but not limited to, standards for equipment, facilities, production and quality control established by the applicable governmental or regulatory authority.

     1.4 "Completion Date" shall mean October 15, 2001.

     1.5 "Contract Year" shall mean a twelve (12) consecutive month period after the Approval Date and during the term of this Agreement. The first Contract Year shall commence as of the Approval Date, and subsequent Contract Years shall commence on each anniversary of the Approval Date.

     1.6 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

     1.7 "Health Registrations" shall mean the NDA or sNDA to be approved by the FDA with respect to the Product and any other governmental or regulatory consents, registrations, approvals or permits necessary to sell or manufacture the Product in the Territory.

     1.8 "NDA Stability Batch" shall mean Product manufactured for the purpose of generating stability and process validation data to be included in the NDA or sNDA., and which is not intended for commercial sale.

     1.9 "Product" shall mean Glycopyrrolate 1 mg per 5 mL (regardless of how packaged).

     1.10 "Specifications" shall mean the specifications for manufacturing, packaging and labeling to be set forth in the NDA or sNDA for the Product.

     1.11  "Territory"   shall  mean  the  United  States  of  America  and  its
territories and such other locations as may be designated by the parties hereto pursuant to Section 2.5.

                                    ARTICLE 2
                             VALIDATION AND TESTING

     2.1 General. Mikart shall become authorized to manufacture and package the Product under the Health Registrations in specified containers containing the amount of Product designated in Section 5.1 or otherwise requested by Horizon. To accomplish the same, Mikart shall develop a manufacturing process and prepare on behalf of Horizon for the FDA and any other applicable agency or authority the chemistry, manufacturing and control portions of the Health Registrations which, when and if approved, would permit Mikart to manufacture the Product pursuant to this Agreement. No later than the Completion Date, Mikart shall have completed all undertakings required of it hereunder which will be required in the NDA or sNDA for the Product. Mikart's obligation to complete its undertakings hereunder by the Completion Date is a material provision of this Agreement.

     2.2 Validation. No later than March.15, 2001, Mikart shall have completed analytical methods validation with respect to the Product and shall have prepared documentation pertaining to the same as is necessary for the Health


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                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

Registrations. No later than the date that is forty-five (45) days after the manufacture of the third (3rd) NDA Stability Hatch, Mikart shall have evaluated the analytical data for the three NDA stability batches using its process validation acceptance criteria.

     2.3 Testing. Mikart will conduct stability testing on the Product as required by federal law. Mikart shall charge Horizon $[***] per stability sample tested (which testing shall include organopleptic, assay, preservative assay, related substances and pH). Such charges shall be paid by Horizon within thirty
(30) days of receipt of an invoice therefor. No later than the Completion Date, the then current stability summary forms shall have been completed by Mikart which shall include the results of at least 6 (six) months of accelerated and controlled room temperature stability testing, and be in a form sufficient for filings for the Health Registrations.

     2.4 Health Registrations. Horizon shall maintain the Health Registrations in full force and effect at all times during the term of this Agreement; provided, however, upon the reasonable request of Horizon, Mikart shall assist Horizon in connection therewith; provided further in exchange therefor Horizon will pay Mikart its standard fees therefor. Mikart hereby acknowledges and agrees that the Health Registrations are owned by, in the name of and for the benefit of Horizon and that Mikart has no rights in or to any of the Health Registrations, except to the extent it is expressly authorized to manufacture the Product for Horizon pursuant to this Agreement.

     2.5 Additional Locations. In the event Horizon desires to market, distribute or sell the Product in any location not set forth in Section 1.11 (or previously designated pursuant to this Section 2.5), then Mikart shall, at Horizon's request, cooperate in good faith with Horizon to enable Horizon to obtain any Health Registrations necessary or appropriate therefor, and manufacture the Product to be marketed, distributed and sold in such locations (and Horizon shall pay all of Mikart's incremental reasonable out-of-pocket expenses therefor); provided, however, Horizon shall not market, distribute or sell any Product in such locations unless and until it obtains such Health Registrations.

     2.6 Proprietary Information. Mikart hereby agrees to make available to Horizon all data (including any clinical data), formulas, methodologies, packaging configurations and other propriety information, whether currently existing or arising hereafter, exclusively associated with the Product, including such items developed pursuant to the Product Development Agreement between the parties having a Quote Date of October 13,1999 (the "Proprietary Information"), that are necessary for Horizon to obtain an NDA or sNDA for the Product. Mikart shall not use the Proprietary Information or disclose the Proprietary Information in connection with the development of or efforts to obtain approval for a product that is directly competitive to the Product.

                                    ARTICLE 3
                                   MANUFACTURE

     3.1 Exclusivity. Subject to the terms and conditions contained herein, throughout the term of this Agreement, Mikart shall manufacture, package and sell the Product exclusively to Horizon and Horizon shall purchase exclusively from Mikart all of Horizon's requirements of the Product subject to the terms and conditions of this Agreement. Except as otherwise permitted hereby, Mikart agrees not to manufacture, package or sell to any other person or entity during the term of this Agreement is any unit size or strength any other product which contains the active ingredient Glycopyrrolate and either (a) contains no other active ingredient, or (b) is approved for an indication for which the Product is or becomes approved. Horizon shall promptly notify Mikart in writing of any indications for the Product for which Horizon anticipates seeking approval. Horizon hereby agrees that, in the event it desires to sell, market or distribute any other product which contains the active ingredient Glycopyrrolate during the term of this Agreement, it will negotiate exclusively with Mikart regarding the manufacture thereof (which would be on commercial terms, other than price, substantially similar to those contained herein) for a period of at least ninety (90) days prior to negotiating therefor with any other person or entity.

     3.2 Limited Warranties. Mikart hereby represents and warrants to Horizon that the Product manufactured and sold to Horizon hereunder shall conform to the Specifications and shall be free of all defects in materials and workmanship. The Product, when manufactured, packaged and sold to Horizon, shall comply with all applicable federal, state and local laws, rules and regulations in the Territory, including without limitation the current Good Manufacturing Practices as published and amended from time to time by the FDA, and Mikart's manufacturing and storage facilities shall comply with all applicable federal, state and local laws, rules and regulations in the Territory. EXCEPT AS SET FORTH IN THIS SECTION 3.2 AND SECTION 9.1, MIKART MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCT MANUFACTURED BY IT HEREUNDER AND SPECIFICALLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. With respect to each batch of Product manufactured hereunder, this Section 3.2 shall remain effective until the expiration date noted on such Product.

     3.3 Quality Control.

          (a) Mikart will perform quality control testing on the Product in accordance with normal industry standards to determine whether such Product conforms to the Specifications. Contemporaneously with each shipment of Product hereunder, Mikart will provide Horizon with a certificate of analysis with respect to such Product. In addition, Mikart will perform, at Horizon's expense, any and all other testing relating to the Product which is reasonably requested by Horizon and promptly provide Horizon with the results thereof; provided, however, Horizon shall not be responsible far the expenses associated with any such testing which shows that such Product does not meet the Specifications.


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
                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

          (b) In addition, Mikart shall be responsible for conducting an ongoing stability program for the Product as required by federal law. Mikart shall provide the results of such testing to Horizon in a manner as this data is generated or received by Mikart. Mikart shall charge Horizon $[***] per stability sample tested (which testing shall include organoleptic, assay, preservative assay, related substances and pH). Such charges shall be paid by Horizon within thirty (30) days of receipt of an invoice therefor.

          (c) Mikart will, upon the reasonable request of Horizon, assay any Product returned to Horizon by a third party purchaser. Horizon shall reimburse Mikart for the costs of any such assay unless the results thereof prove the cause of return is as a result of Mikart's negligence or willful misconduct or the failure of such Product to comply with the limited warranties contained in Section 3.2 hereof.

          (d) In the event that any Batch is subject to a recall, Horizon, at its expense, shall conduct the recall, except that Mikart shall reimburse Horizon for the costs incurred as a result of such recall (including reimbursing Horizon for costs reasonably expended by Horizon to identify the defect (e.g. testing) and for the Product at the invoice prices paid by Horizon therefor) in the Territory to the extent such recall results from the manufacture, packaging or storage of such Product by Mikart; the failure of the Product to meet the Specifications; or the failure of Mikart to comply with cGMP. In any event, Mikart will cooperate as reasonably required in Horizon's efforts.

          (e) Each party hereto shall promptly notify the other of any recall of the Product which has been directed by it or by any governmental or regulatory entity or agency for any reason whatsoever. Such notice shall identify the reason for the recall and all relevant details thereof.

          (f) Each party hereto shall promptly deliver to the other a copy of all notices received by it from the FDA during the term of this Agreement relating to the manufacture, packaging, storage or sale of the Product.

          (g) Upon the reasonable advance request of Horizon, Mikart shall permit a representative of Horizon to inspect its facilities where the Product is manufactured, packaged and stored, provided such representative first executes a copy of Mikart's standard visitor confidentiality agreement.

     3.4 Packaging Materials. Mikart shall order from time to time, at Horizon's request and expense, labels, package inserts and other packaging materials in sufficient quantities to permit the packaging of the Product ordered by Horizon from time to time hereunder.

     3.5 Trademark. Mikart acknowledges that Horizon will be the owner or licensee of all the trademarks in connection with the Product, whether pending, registered or pursuant to common law (the "Trademarks"). Mikart agrees not to use the Trademarks except as specifically authorized by Horizon under this Agreement in connection with the manufacture, packaging and sale of the Product.

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
                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

     3.6 Active Pharmaceutical Ingredient. Only Horizon shall arrange or contract with supplier(s) of Glycopyrrolate to supply Glycopyrro-late for the manufacture of the Product. Mikart shall purchase such Glycopyrrolate from such supplier(s) only pursuant to such contract or arrangement and on behalf of Horizon.

                                    ARTICLE 4
                                ORDERS AND SALES

     4.1 Forecasts. Commencing at least one hundred and twenty (120) days prior to the first date on which the Product is to be delivered by Mikart to Horizon for commercial sale, and thereafter at least thirty (30) days prior to the commencement of each calendar quarter, Horizon shall provide Mikart with a non-binding, rolling twelve (12) month forecast of its requirements for the Product.

     4.2 Purchase Orders. Horizon shall place its orders for the Product no later than ninety (90) days prior to the requested delivery date using separately numbered, written purchase orders. Each purchase order must be for one or more full Batches (provided horizon shall have the right to specify the size packaging requirements of each order from among bottles and any other package sizes agreed to by the parties hereto). Purchase orders shall be transmitted to Mikart via U.S. mail, private courier, or facsimile transmission. Each purchase order shall include complete and accurate information with respect to the quantity, sizes, shipment dates, shipment method and delivery destination for the Product. Subject to this Section 4.2, Mikart will ship Product within fourteen (14) days after the requested shipment date in the corresponding purchase order. Mikart shall promptly notify Horizon upon its receipt of any purchase orders containing shipment dates which need to be rescheduled, and Mikart and Horizon shall work together in good faith to schedule a new shipment date for such order (which shall not be later than thirty (30) days after the date requested by Horizon). In addition, Horizon may postpone a requested shipment date by providing Mikart at least sixty (60) days prior written notice thereof.

     4.3 Minimum Purchase. Horizon shall purchase from Mikart the following minimum number of aggregate Batches of Product based on Batches being [***] liters:

         Period                                            Minimum Batches
         ------                                            ---------------
         Prior to and including Contract Year 1                     [***]
         Contract Year 2                                            [***]
         Contract Year 3                                            [***]
         Contract Year 4                                            [***]
         Contract Year 5                                            [***]

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                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                                    ARTICLE 5
                      PRICES, TERMS OF PAYMENT, EXCLUSIVITY

     5.1 Price. The prices to be paid for the Product by Horizon to Mikart for shipments made during the first year after the Effective Date shall be based on a Glycopyrrolate price of $[***] per kilogram and are set forth below; provided, however, in the event Mikart's price for Glycopyrrolate changes in any material manner, the price of the Product shall be increased or decreased (as the case may be) to reflect such change.

               1 oz bottle                         $[***]
               4 oz bottle                         $[***]
               16 oz bottle                        $[***]

     5.2 Price Adjustments. Mikart shall have the right to increase the prices charged for the Product pursuant to Section 5.1 hereof one time during each year after the Effective Date to reflect any increase in the costs of goods and services necessary to manufacture the Product ("Total Product Costs"); provided, however, in the event Mikart so increases such prices in any such year and after the effective date thereof, Mikart's cost of raw materials or components for manufacturing the Product ("Materials Cost") further increases by more than five percent (5%) during such year, Mikart shall have the right, by providing at least sixty (60) days written notice to Horizon to further increase such prices in such year by a percentage amount equal to the percentage increase in Total Product Costs that are attributable to the percentage increase in Materials Cost in excess of five percent (5%); provided further, that Mikart shall provide Horizon with documented evidence of any such additional cost increases and shall use its reasonable efforts to prevent any such cost increases from occurring. In addition, Mikart shall reduce its prices charged hereunder to reflect any material decrease in the prices paid by it for the active ingredient raw materials used to manufacture the Product.

     5.3 Payment Terms. Mikart shall invoice Horizon for the price of the Product sold at the time of shipment, and Horizon shall pay each such invoice within thirty (30) days after its receipt thereof.

     5.4 Exclusivity. Horizon shall not purchase Product from any person or entity other than Mikart during the term hereof without the prior written consent of Mikart, which consent must specifically state that Mikart is consenting to waive its exclusive rights hereunder. However, in the event that Mikart notifies Horizon in writing that it will not or cannot supply any Product ordered by Horizon in accordance with the terms hereof, or in the event that Mikart has failed to deliver any Product ordered by Horizon within the period of time required under Section 4.2 (exclusive of any cure period provided by Section 7.2(a)), then Horizon may purchase a product identical to that of the Product in the quantity specified in the unfilled purchase order from any available alternate source without first obtaining the written consent required


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

above. In the event Horizon is permitted to purchase Product from any person or entity other than Mikart in accordance with this Section 5.4, any amounts so purchased by Horizon shall apply toward the minimum batch purchase obligations set forth in Sections 4.3 and 3.1 for such year or for subsequent years pursuant to Section 7.6 hereof, and, upon Horizon's request, Mikart shall provide reasonable assistance to enable such other person or entity to manufacture the Product under the Health Registrations (provided Mikart shall not be required to pay any out-of-pocket costs or expenses in connection therewith). In the event that said notice or failure occurs on two or more occasions within a one hundred eighty (180) day period, this Section 5.4 shall no longer be of any force or effect and Horizon shall be relieved of its obligations pursuant to Section 4.3 hereof. Nothing in this Section 5.4 shall be construed so as to limit or eliminate any other remedies available to Horizon in the event of a breach of Mikart's obligations under this Agreement, including its obligation to manufacture, package and deliver the Product ordered by Horizon.

     5.5 Back-up Manufacturer. Notwithstanding anything in this Agreement to the contrary, Horizon may purchase three conforming exhibit batches of Product from a manufacturer other than Mikart to enable such other manufacturer to become qualified to manufacture the Product under the Health Registrations.

                                    ARTICLE 6
                            SHIPPING DEFECTS, RETURNS

     6.1 Shipping. Mikart will ship all Product ordered hereunder to Horizon f.o.b. Mikart's manufacturing facility, at which point the risk of loss for such Product will pass to Horizon. Title to such Product shall pass to Horizon only upon Mikart's receipt of payment in full therefor. Mikart shall ship the Product to the location designated by Horizon on its purchase order. The parties agree that the method and route of shipment are at Mikart's discretion unless Horizon furnishes Mikart explicit instructions with the purchase order. Horizon agrees to pay all costs of shipping and any costs of freight insurance obtained by Mikart at the request of Horizon. Mikart agrees to provide reasonable support to assist Horizon in pursuing any claims it may have against carriers.

     6.2 Notification of Defects. Horizon shall notify Mikart in writing as soon as reasonably practicable after delivery to Horizon of any non-conforming Product containing obvious defects in such Product discoverable without affecting the integrity of such Product's packaging (but in any event within twenty (20) days after delivery) and within thirty (30) days of the earlier of its discovery or its notification by a third party of any latent defects. Horizon shall be responsible for its costs to inspect all Product.

     6.3 Returns. Mikart shall accept for return and replacement or credit (at invoiced cost) any Product sold to Horizon under this Agreement which does not conform with the warranties set forth herein and for which proper notice has been given in accordance with Section 6.2, provided Horizon obtains prior shipping authorization from Mikart. All returns of Product with obvious defects must be in the original manufactured condition. Mikart will pay reasonable return freight and shipping charges, but Horizon shill assume the risk of loss in transit associated with such returns.

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

                                    ARTICLE 7
                              TERM AND TERMINATION

     7.1 Term. Unless earlier terminated in accordance with the provisions hereof, the term of this Agreement shall commence on the Effective Date and shall thereafter continue in effect until the earliest to occur of (a) the fifth
(5th) anniversary of the Approval Date (the "Initial Term") or the end of the last Renewal Term (as hereinafter defined), as the case may be, or (b) termination of this Agreement pursuant to Section 72. At the end of the Initial Term and each subsequent "Renewal Term", the term of this Agreement shall be automatically renewed and extended for a one (1) year period (a "Renewal Term"), unless either party delivers a written termination notice to the other party at least six (6) months prior to the end of the Initial Term or the then current Renewal Term, as the case may be.

     7.2 Termination. Either party may terminate this Agreement on written notice to the other party, effective immediately if

          (a) The other party commits a material breach of any of its obligations hereunder which is not cured within sixty (60) days of written notice from the other party specifying the breach;

          (b) The other party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment to the benefit of its creditors, has a receiver appointed for all or substantially all of its property, or has a petition under any bankruptcy or insolvency law filed against it which is not dismissed within sixty (60) days;

Such right of termination shall be in addition to any other remedy a non-defaulting party may have at law or in equity due to the other party's breach of its obligations hereunder.

     7.3 Post-Termination Restrictions. Upon any expiration or termination of this Agreement (other than by Horizon pursuant to Section 7.2), Horizon shall grant Mikart at least sixty (60) days to produce all open orders in house in accordance with the conditions of the open orders and this Agreement. In the event Horizon terminates this Agreement pursuant to Section 7.2 or 7.5: (a) Mikart shall not manufacture, package or sell to any other person or entity for a period of two (2) years thereafter any product Mikart is prohibited from making during the term of this Agreement pursuant to Section 3.1; and (b) upon the request of Horizon, Mikart will provide Horizon with reasonable assistance in locating or establishing a new manufacturer for the Product.

     7.4 Changed Circumstances.

          (a) In the event that the market for the Product materially changes or either party, in good faith, believes that a material change in such party's circumstances beyond their control has occurred which materially affects its ability to perform its obligations pursuant to this Agreement (including, without limitation, the failure to receive an approval of an NDA or sNDA for the Product from the FDA within three (3) years of the

     Effective Date), the parties hereto shall, in good faith, negotiate towards mutually acceptable revisions to this Agreement to address the impact of such material changes; provided, however, the terms of this Agreement shall continue in full force and effect unless and until the. parties hereto agree otherwise.

          (b) During the performance of its obligations hereunder, in the event Mikart discovers a degradant in the Product; (i) Mikart shall promptly notify Horizon of such fact and shall use its commercially reasonable efforts to minimize or prevent any delays and increased expense necessitated thereby; and (ii) the parties shall avail themselves of the procedures described in Section 7.4(a) above.

     7.5 Force Majeure.

          (a) The failure of either of the parties hereto to perform any obligation under this Agreement solely by reason of any cause beyond its control (and due to no fault of its own), including, without limitation, acts of God, acts of government, riots, wars, strikes and accidents in transportation, shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from complying herewith shall continue to take all actions within its power, including payment of outstanding invoices, to comply as fully as possible herewith.

          (b) If, due to force majeure, Mikart is prevented or expected to be prevented from supplying Horizon with the Product for a period exceeding one hundred twenty (120) days, then Horizon shall have the right to terminate this Agreement with immediate effect and upon the request of Horizon at Horizon's expense Mikart will provide reasonable assistance in establishing or locating a new manufacturer for the Product. Likewise, should Horizon be unable to purchase the Product for a period exceeding one hundred twenty (120) days, then Mikart shall have the right to terminate this Agreement, provided Horizon shall remain obligated to pay to Mikart any amounts owed hereunder.

     7.6 Special Termination. Notwithstanding anything else contained herein to the contrary, but subject to Section 7.5, in the event Horizon fails in any period to meet its minimum Batch purchase requirements set forth in Section 4.3 hereof for any reason other than a breach of this Agreement by Mikart, then Mikart shall have the right to terminate this Agreement effective immediately by delivering written notice thereof to Horizon; provided, however, Horizon may apply purchases in excess of the minimum Batch purchases in any Contract Year to meet such requirements in subsequent Contract Years.

     7.7 Post-Termination Obligations. Notwithstanding anything else contained herein to the contrary, following any termination or expiration of this
Agreement:

          (a) Horizon shall purchase from Mikart (at Mikart's cost therefor) all of Mikart's remaining inventory of the active ingredient in the Product (but only to the extent necessary to manufacture Product equal to Horizon's forecast for the subsequent four (4) month period); and

          (b) Subject to Section 7.3 hereof, Mikart shall have not further rights to use any of the Health Registrations.

                                    ARTICLE 8
                          INDEMNIFICATION AND INSURANCE

     8.1 Indemnification. Mikart hereby indemnifies and agrees to defend and hold Horizon harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) incurred by Horizon as a result of any breach of this Agreement by Mikart or the manufacture, package or storage of any Product by Mikart. Horizon hereby indemnifies and agrees to defend and hold Mikart harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) incurred by Mikart as a result of any breach of this Agreement by Horizon, the storage, sale or distribution of the Product, or any failure by Horizon to provide any instructions regarding the proper use of the Product to any user thereof.

     8.2 Insurance. Each party hereto shall maintain with a financially sound and reputable insurer throughout the term of this Agreement comprehensive general liability insurance, including, without limitation, product liability insurance with liability limits of at least $3,000,000 per occurrence and in the aggregate. Each party hereto shall also name the other party as an additional insured party on its policy and provide the other party with such evidence thereof as is reasonably requested by the other party from time to time.

                                    ARTICLE 9
                  WARRANTIES AND REPRESENTATIONS OF THE PARTIES

     9.1 Additional Representations and Warranties of Mikart. Mikart hereby additionally represents and warrants to Horizon the following:

          (a) Mikart is a corporation duly organized and existing in good standing under the laws of the State of Georgia;

          (b) There are no material adverse claims pending or, to the best of Mikart's knowledge, threatened against Mikart by any entity that would prohibit Mikart from performing its obligations under this Agreement;

          (c) Mikart is neither a party to nor otherwise  bound by any agreement
     or  instrument   which   prohibits  or  prevents  it  from  performing  its
     obligations under this Agreement; and

          (d) Mikart's manufacturing, packaging and storage facilities comply in all material respects with all applicable federal, state and local laws, rules and regulations in the Territory.

     9.2 Additional Representations and Warranties of Horizon. Horizon hereby additionally represents and warrants to Mikart the following:

          (a) Horizon is a corporation duly organized and existing under the laws of the State of Delaware;

          (b) There are no material adverse claims pending or, to the best of Horizon's knowledge, threatened against Horizon by any entity with respect to any of its products or business;

          (c) Horizon is neither a party to nor otherwise bound by any agreement
     or  instrument   which   prohibits  or  prevents  it  from  performing  its
     obligations under this Agreement; and

          (d) Horizon owns all of the Health Registrations issued as of the Effective Date and will be the owner or licensee of the Trademarks and has the full power and authority to grant to Mikart the right to manufacture and purchase the Product under the Health Regulations and to use the Trademarks in connection therewith, all in accordance herewith.

                                   ARTICLE 10
                CONFIDENTIALITY AND NONSOLICITATION OF PERSONNEL

     10.1 Confidentiality. Each party hereto acknowledges that it has been and will be exposed to certain "Confidential Information" and "Trade Secrets" (both as hereinafter defined) of the other party in connection with the transactions contemplated by this Agreement and that its unauthorized use or disclosure of such information or data could cause immediate and irreparable harm to such other party. Accordingly, except to the extent that it is necessary to use such information or data to perform its obligations under this Agreement, neither party shall, without the express prior written consent of the other party, redistribute, market, publish, disclose or divulge to any person or entity, or use or modify for use, directly or indirectly, in any way for any person or entity: (a) any of the other party's Confidential Information during the term of this Agreement and for a period of three (3) years after any expiration or termination of this Agreement; and (b) any of the other party's Trade Secrets at any time during which such information constitutes a trade secret under applicable law. For purposes hereof, "Confidential Information" shall mean all competitively sensitive, non-public information (other than "Trade Secrets") of or about a party which is not generally known by or available to such party's competitors, and "Trade Secrets" shall mean "Trade Secrets" as defined under applicable law.

     10.2 Nonsolicitation of Personnel. Neither party hereto shall, without the prior written consent to the other party, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any "key or material" employee, consultant, contractor or personnel of such other party in the State of Georgia to terminate, alter or lessen his or her

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

affiliation with such other party at any time during the term of this Agreement and for a period of [***] thereafter.

                                   ARTICLE 11
                             ARBITRATION OF DISPUTES

     All disputes arising out of or in connection with the interpretation, application or enforcement of this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted in Atlanta, Georgia, pursuant to the commercial arbitration rules of the American Arbitration Association in effect at the time the arbitration is commenced. The decision of the arbitrators, which may include interest, shall be final and binding on the parties hereto and may be entered and enforced in any court of competent jurisdiction by any party. The arbitration shall be pursued and brought to conclusion as rapidly as possible. The prevailing party in the arbitration proceeding shall be awarded reasonable attorneys' fees, expert witness costs and expenses, and all other costs and expenses incurred in connection with such proceeding, unless the arbitrators shall for good cause determine otherwise.

                                   ARTICLE 12
                                     NOTICES

     12.1 Delivery. All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

           If to Mikart:             Mikart, Inc.
                                     1750 Chattahoochee Avenue
                                     Atlanta, Georgia  30318
                                     Attention:  Cerie B. McDonald

           If to Horizon:            First Horizon Pharmaceutical Corporation
                                     660 Hembree Parkway
                                     Suite 106
                                     Roswell, Georgia  30076
                                     Attention:  Brent Dixon

     12.2 Effective Time. Notices delivered pursuant hereto shall be deemed given: (a) at the time delivered, if personally delivered; (b) at the time received, if mailed; and (c) one (1) business day after timely delivery to the courier, if by overnight courier service.

     12.3 Changes. Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Article 12.

                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the parties shall use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement.

     13.2  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

     13.3 Governing Law. This Agreement shall be governed by, and any matter or dispute arising out of this Agreement shall be determined by, the laws of the State of Georgia.

     13.4 Headings; Gender. "Article," "Section" and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

     13.5 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are merged into and superseded by the terms of this Agreement. This Agreement may be modified or amended only in writing signed by both parties which expressly refers to this Agreement and states an intention to modify or amend it. No such amendment or modification shall be effected by use of any purchase order, acknowledgment, invoice or other form of either party and in the event of conflict between the terms of this Agreement and any such form, the terms of this Agreement shall control.

     13.6 Notices. Any notice or payment required or permitted hereunder shall be in writing and sent by certified mail, overnight express, or personally delivered, addressed to the party to receive the notice as set out below.

     13.7 No Assignment. Neither party hereto may assign this Agreement, in whole or in part, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect, provided however, that no consent shall be required in the event of an assignment arising from a merger or acquisition of a party hereto.

     13.8 Relationship of Parties. It is not the intent of the parties to form any partnership or joint venture. Each party will, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement will be construed to give either party the power or authority to act for, bind or commit the other party in any way whatsoever.

     13.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns.

     13.10 Interpretation. This Agreement was fully negotiated by both parties hereto and shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

     13.11 No Consequential Damages. Neither party to this Agreement shall have any liability to the other party for any consequential or indirect damages arising out of any breach of this Agreement, including, without limitation, loss of profit, loss of use or business stoppage.

     13.12 Further Assurances. Upon the reasonable request of the other party, each party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

"Mikart"                                    "Horizon"

MIKART, INC.                                FIRST HORIZON PHARMACEUTICAL
                                            CORPORATION


By: /s/ Cerie B. McDonald                   By: /s/ Balaji Venkataraman
    -------------------------------         ------------------------------------
     Cerie B. McDonald, President           Title: EVP and CFO



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